Exhibit 99.1

Investor Contact:	Tripp Sullivan	Media Contact:	Joy Sutton
	SCR Partners		(615) 587-7728
	(615) 760-1104		Mediarequest@contactAAC.com
IR@contactAAC.com

AAC Holdings, Inc. Reports Second Quarter 2016 Results

BRENTWOOD, Tenn. – (August 4, 2016) AAC Holdings, Inc. (NYSE: AAC) announced its results for the second quarter ended June 30, 2016. All comparisons included in this release are to the comparable prior year period unless otherwise noted.

Second Quarter 2016 Operational and Financial Highlights:

•	Client admissions increased 60% to 2,890
•	Average daily residential census increased 52% to 821
•	Outpatient visits increased 397% to 13,079
•	Revenues increased 33% to $71.5 million
•	Net income available to common stockholders was $0.9 million, or $0.04 per diluted share
•	Cash flows provided from operations totaled $2.0 million
•	Adjusted EBITDA was $12.5 million (see non-GAAP reconciliation herein)
•	Adjusted earnings per diluted share was $0.18 (see non-GAAP reconciliation herein)
•	Average daily residential revenue was $801

De Novo and Acquisition Highlights:

•	In April 2016, completed the acquisition of Townsend in Louisiana, adding a 32-bed in-network facility, seven in-network outpatient centers and an in-network lab
•

In May 2016, completed the acquisition of Solutions Recovery in Las Vegas, adding 124 sober living beds, 80 licensed in-network detoxification, residential and halfway house beds, and two in-network outpatient centers

•	In June 2016, opened the 93-bed Laguna Treatment Hospital, in Aliso Viejo, California
•	In June 2016, commenced development of a 150-bed residential treatment center in Ringwood, New Jersey
•	44 detoxification and residential beds and 48 sober living beds at The Oxford Center’s existing location anticipated to come online in first half 2017

Revenues in the second quarter of 2016 increased to $71.5 million compared with $53.8 million for the same period in the prior year. Net income available to stockholders decreased to $0.9 million, or $0.04 per diluted share, in the second quarter of 2016 compared with $5.6 million, or $0.26 per diluted share, in the prior-year period. Adjusted EBITDA decreased to $12.5 million compared with $14.4 million for the same period in the prior year. Adjusted net income available to stockholders decreased to $4.1 million, or $0.18 per diluted share, compared with $7.4 million, or $0.35 per diluted share, in the prior-year. Adjusted net income available to stockholders and Adjusted EBITDA are non-GAAP financial measures. Tables reconciling these measures to the most directly comparable GAAP measures, net income available to stockholders and net income, respectively, are included in this release.

“The continued growth in admissions, census and outpatient visits is in line with our expectations for delivering exceptional clinical quality and reflects our ability to offer clients and their families a broader range of treatment options and support,” noted Michael Cartwright, Chairman and Chief Executive Officer of AAC Holdings, Inc. “We made great strides in integrating our recent acquisitions, ramping up and adding to our de novo projects as well opening Laguna Treatment Hospital – our first chemical dependency recovery hospital. With the recent enhancements to and the increase in our credit facility, we have much improved access to attractive sources of capital that will allow us to pursue opportunities in our acquisition pipeline.”

De Novo Activity and Pipeline

In April 2016, the Company began construction on an 11,000 square-foot in-network lab located in Slidell, Louisiana to replace an existing in-network lab that was part of the Townsend acquisition. The new lab is expected to be completed in the fourth quarter of 2016.

In June 2016, the Company opened Laguna Treatment Hospital, a 93-bed Chemical Dependency Rehabilitation Hospital near Aliso Viejo, California. AAC has staffed the hospital to ramp up admissions over the first 12 to 18 months of operation.

In June 2016, the Company commenced development of a 150-bed residential treatment center in Ringwood, New Jersey. The facility is expected to be completed in the first half of 2018.

The Company has 44 additional residential beds and 48 sober living beds under development at The Oxford

Centre in Mississippi that are currently expected to come online in the first half of 2017.

Acquisition Activity

In April 2016, the Company has completed the acquisition of Townsend for a total purchase price of $22.0 million. Located in Louisiana, Townsend operates a 32-bed in-network facility, with 20 beds licensed for detoxification and inpatient treatment, seven in-network outpatient centers that deliver intensive outpatient treatment as well as an in-network lab.

In April 2016, the Company acquired a 100-room hotel in Arlington, Texas for $5.35 million. The Company is currently in the process of converting the facility into sober living beds. The Company expects the property to generate approximately $5.0 million in incremental revenue and approximately $2.0 million in incremental Adjusted EBITDA for the Company’s Greenhouse outpatient center in 2017.

In May 2016, the Company completed the acquisition of Las Vegas-based Solutions Recovery for a total purchase price of $13.0 million. The acquisition included 124 sober living beds, 80 licensed in-network detoxification, residential and halfway house beds, and two in-network outpatient centers.

Financing Activity

In July 2016, the Company increased its senior secured credit facility to $171.25 million, consisting of a $50 million revolving credit facility and a $121.25 million term loan. The facility is scheduled to mature in March 2020 and bears interest at LIBOR plus a margin between 2.25% to 3.25% or a base rate plus a margin between 1.25% and 2.25%, in each case depending on the Company’s leverage ratio. The facility has an accordion feature that provides for an additional $75 million of borrowing capacity under the credit facility, subject to certain consents and conditions, including obtaining additional commitments from lenders.

Balance Sheet and Cash Flows from Operations

As of June 30, 2016, AAC Holdings’ balance sheet reflected cash and cash equivalents of $7.3 million and total debt of $167.5 million. Capital expenditures in the second quarter of 2016 totaled $12.7 million. Cash flows provided by operations totaled $2.0 million for the second quarter of 2016 compared with $9.1 million in the prior-year period. Days sales outstanding (DSO) was 95 for the second quarter of 2016 compared with 80 for the prior-year period. Provision for doubtful accounts was 6.9% of total revenues for the second quarter of 2016 compared with 7.8% of total revenues for the prior-year period.

2016 Outlook

AAC updated its guidance for the full year 2016. Revenues are expected to be in the range of $275 million to $285 million. This estimate is based on average daily residential census for the year of 800; average daily residential revenue of approximately $775 to $800; and approximately $37 million to $39 million of revenue from standalone outpatient centers and related lab services from those visits, as well as from Referral Solutions Group.

Adjusted EBITDA is expected to be in the range of $52 million to $55 million and adjusted earnings per diluted share is expected to be in the range of $0.85 to $0.90. Assumptions also include an annual effective tax rate of 37% to 39% and diluted weighted-average shares outstanding of approximately 23 million for the year.

This outlook does not include the impact of any future acquisitions, transaction-related costs, litigation settlement, expenses related to legal defenses and de novo start-up expenses.

Earnings Conference Call

The Company will host a conference call and live audio webcast, both open for the general public to hear, later this morning at 10:00 a.m. CT. The number to call for this interactive teleconference is (412) 542-4144. A replay of the conference call will be available through August 12, 2016, by dialing (412) 317-0088 and entering the replay access code: 10090116.

The live audio webcast of the Company’s quarterly conference call will be available online at ir.americanaddictioncenters.org. The online replay will be available on the website one hour after the call.

About American Addiction Centers

American Addiction Centers is a leading provider of inpatient and outpatient substance abuse treatment services. We treat clients who are struggling with drug addiction, alcohol addiction, and co-occurring mental/behavioral health issues. We currently operate substance abuse treatment facilities located throughout the United States. These facilities are focused on delivering effective clinical care and treatment solutions. For more information, please find us at AmericanAddictionCenters.org or follow us on Twitter @AAC_Tweet.

Forward Looking Statements

This release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are made only as of the date of this release. In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “may,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements may include information concerning AAC Holdings, Inc.’s (collectively with its subsidiaries; “Holdings” or the “Company”) possible or assumed future results of operations, including descriptions of Holdings’ revenues, profitability, outlook and overall business strategy. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from the information contained in the forward-looking statements. These risks, uncertainties and other factors include, without limitation: (i) our inability to operate our facilities; (ii) our reliance on our sales and marketing program to continuously attract and enroll clients; (iii) a reduction in reimbursement rates by certain third-party payors for inpatient and outpatient services and point of care and definitive lab testing; (iv) our failure to successfully achieve growth through acquisitions and de novo expansions; (v) uncertainties regarding the timing of the closing of acquisitions; (vi) the possibility that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of an acquisition; (vii) our failure to achieve anticipated financial results from prior acquisitions; (viii) a disruption in our ability to perform definitive drug testing services; (ix) maintaining compliance with applicable regulatory authorities, licensure and permits to operate our facilities and lab; (x) a disruption in our business and reputation and potential economic consequences associated with the indictment of certain of our subsidiaries and current and former employees, including a former director and senior executive and the civil securities claims brought by shareholders; (xi) our inability to agree on conversion and other terms for the balance of convertible debt; (xii) our inability to meet our covenants in the loan documents; (xiii) our inability to obtain senior lender consent to exceed the current $50 million limit in unsecured subordinated debt; (xiv) our inability to integrate newly acquired facilities;; and (xv) general economic conditions, as well as other risks discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission. As a result of these factors, we cannot assure you that the forward-looking statements in this release will prove to be accurate. Investors should not place undue reliance upon forward looking statements.

AAC HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(Dollars in thousands, expect per share amounts)

	Three Months Ended			Six Months Ended
	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Revenues
Client related revenue	$68,226	$62,706	$53,784	$130,932	$96,607
Other revenue	3,316	2,642	—	5,958	—
Total revenues	71,542	65,348	53,784	136,890	96,607
Operating expenses
Salaries, wages and benefits	36,191	31,971	19,733	68,162	38,107
Advertising and marketing	4,509	4,397	5,119	8,906	9,737
Professional fees	3,869	4,307	1,861	8,176	3,330
Client related services	5,500	4,919	3,478	10,419	6,393
Other operating expenses	7,255	6,546	5,536	13,801	10,349
Rentals and leases	1,892	1,532	1,159	3,424	1,859
Provision for doubtful accounts	4,943	5,483	4,177	10,426	7,559
Litigation settlement	42	108	1,500	150	1,520
Depreciation and amortization	4,225	3,915	1,676	8,140	3,016
Acquisition-related expenses	1,196	764	982	1,960	1,980
Total operating expenses	69,622	63,942	45,221	133,564	83,850
Income from operations	1,920	1,406	8,563	3,326	12,757
Interest expense	2,221	1,702	482	3,923	1,223
Other income, net	(36)	(7)	(49)	(43)	(60)
(Loss) income before income tax expense	(265)	(289)	8,130	(554)	11,594
Income tax (benefit) expense	(107)	(20)	3,014	(127)	4,359
Net (loss) income	(158)	(269)	5,116	(427)	7,235
Less: net loss attributable to noncontrolling interest	1,030	855	439	1,885	1,039
Net income attributable to AAC Holdings, Inc. stockholders	872	586	5,555	1,458	8,274
BHR Series A Preferred Unit dividend	—	—	—	—	(147)
Redemption of BHR Series A Preferred Units	—	—	—	—	(534)
Net income available to AAC Holdings, Inc. common stockholders	$872	$586	$5,555	$1,458	$7,593

Basic earnings per common share	$0.04	$0.03	$0.26	$0.07	$0.36
Diluted earnings per common share	$0.04	$0.03	$0.26	$0.06	$0.36
Weighted-average shares outstanding:
Basic	22,761,671	22,094,790	21,293,512	22,429,948	21,241,839
Diluted	22,811,345	22,113,500	21,487,816	22,499,064	21,376,210

AAC HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

(Dollars in thousands)

	June 30,	December 31,
	2016	2015
Assets
Current assets
Cash and cash equivalents	$7,269	$18,750
Accounts receivable, net of allowances	74,692	60,934
Prepaid expenses and other current assets	3,727	6,840
Total current assets	85,688	86,524
Property and equipment, net	128,623	109,724
Goodwill	134,847	108,722
Intangible assets, net	9,790	9,470
Other assets	3,252	1,609
Total assets	$362,200	$316,049

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$9,500	$7,878
Accrued liabilities	23,097	21,653
Current portion of long-term debt	4,702	3,611
Current portion of long-term debt – related party	—	1,195
Total current liabilities	37,299	34,337
Deferred tax liabilities	1,050	1,195
Long-term debt, net of current portion	162,821	140,335
Other long-term liabilities	4,505	3,694
Total liabilities	205,675	179,561

Stockholders’ equity	163,576	141,654
Noncontrolling interest	(7,051)	(5,166)
Total stockholders’ equity including noncontrolling interest	156,525	136,488
Total liabilities and stockholders’ equity	$362,200	$316,049

AAC HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Unaudited

(Dollars in Thousands)

	Six Months Ended June 30,
	2016	2015
Cash flows from operating activities:
Net (loss) income	$(427)	$7,235
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Provision for doubtful accounts	10,426	7,559
Depreciation and amortization	8,140	3,016
Equity compensation	4,776	2,874
Amortization of debt issuance costs	208	85
Deferred income taxes	(145)	(807)
Changes in operating assets and liabilities:
Accounts receivable	(21,189)	(25,427)
Prepaid expenses and other assets	920	(229)
Accounts payable	1,169	4,865
Accrued liabilities	2,422	7,327
Other long term liabilities	18	95
Net cash provided by operating activities	6,318	6,593
Cash flows from investing activities:
Purchase of property and equipment	(19,745)	(34,087)
Acquisition of subsidiaries, net of cash acquired	(19,150)	(13,740)
Escrow funds held on acquisition	—	(511)
Purchase of intangible assets	—	(540)
Sale of other assets, net	—	153
Net cash used in investing activities	(38,895)	(48,725)
Cash flows from financing activities:
Proceeds from long-term debt	24,500	73,802
Payments on long-term debt and capital leases	(2,209)	(25,520)
Repayment of long-term debt — related party	(1,195)	(195)
Repayment of subordinated notes payable	—	(945)
Redemption of BHR Series A Preferred Units	—	(8,529)
Net cash provided by financing activities	21,096	38,613
Net change in cash and cash equivalents	(11,481)	(3,519)
Cash and cash equivalents, beginning of period	18,750	48,540
Cash and cash equivalents, end of period	$7,269	$45,021

AAC HOLDINGS, INC.

OPERATING METRICS

Unaudited

	Three Months Ended
	June 30, 2016	March 31, 2016	June 30, 2015
Operating Metrics:
Average daily residential census[1]	821	764	539
Outpatient visits[2]	13,079	4,978	2,634
Average daily residential revenue[3]	$801	$832	$1,003
Average net daily residential revenue[4]	$738	$756	$918
New admissions[5]	2,890	2,623	1,806
Bed count at end of period[6]	1,139	934	587
Effective bed count at end of period[7]	1,064	892	587
Days sales outstanding (DSO)[8]	95	88	80

1  Includes client census at all of our owned and leased residential facilities.

2  Represents the total number of outpatient visits at our stand-alone outpatient centers during the period.

3  Average daily residential revenue is calculated as total revenues from all of our owned and leased residential facilities during the period divided by the product of the number of days in the period multiplied by average daily residential census.

4  Average net daily residential revenue is calculated as total revenues from all of our owned and leased residential facilities less provision for doubtful accounts during the period, divided by the product of the number of days in the period multiplied by average daily residential census.

5  Includes total client admissions at our owned and leased residential facilities for the period presented.

6  Bed count at end of period includes all beds at owned and leased inpatient facilities.

7  Effective bed count at end of period represents beds for which our facilities are staffed based on planned census.

8  Revenues per day is calculated by dividing the revenues for the period by the number of days in the period. Days sales outstanding is then calculated as accounts receivable, net of allowance for doubtful accounts, at the end of the period divided by revenues per day.

AAC HOLDINGS, INC.

SUPPLEMENTAL RECONCILIATION OF NON-GAAP DISCLOSURES

Unaudited

(Dollars in thousands, except per share amounts)

Reconciliation of Adjusted EBITDA to Net Income
	Three Months Ended			Six Months Ended
	June 30, 2016	March 31, 2016	June 30, 2015 (1)	June 30, 2016	June 30, 2015 (1)
Net (loss) income	$(158)	$(269)	$5,116	$(427)	$7,235
Non-GAAP Adjustments:
Interest expense	2,221	1,702	482	3,923	1,223
Depreciation and amortization	4,225	3,915	1,676	8,140	3,016
Income tax (benefit) expense	(107)	(20)	3,014	(127)	4,359
Stock-based compensation and related tax reimbursements	2,137	2,638	1,241	4,775	2,874
Litigation settlement and California matter related expense	1,311	2,325	1,500	3,636	1,520
Acquisition-related expense	1,298	860	982	2,158	1,980
De novo start-up expense and other	1,243	862	—	2,105	—
Facility closure operating losses and expense	367	—	426	367	1,010
Adjusted EBITDA	$12,537	$12,013	$14,437	$24,550	$23,217

Reconciliation of Adjusted Net Income Available to AAC Holdings, Inc. Common Stockholders to Net Income Available to AAC Holdings, Inc. Common Stockholders
	Three Months Ended			Six Months Ended
	June 30, 2016	March 31, 2016	June 30, 2015 (1)	June 30, 2016	'June 30, 2015 (1)

Net income available to AAC Holdings, Inc. common stockholders	$872	$586	$5,555	$1,458	$7,593
Non-GAAP Adjustments:
Litigation settlement and California matter related expense	1,311	2,325	1,500	3,636	1,520
Acquisition-related expense	1,298	860	982	2,158	1,980
De novo start-up and other expenses	1,243	862	—	2,105	—
Facility closure operating losses and expense, net of taxes	367	—	316	367	749
Redemption of BHR Series A Preferred Units	—	—	—	—	534
Income tax effect of non-GAAP adjustments	(967)	(280)	(920)	(1,247)	(1,315)
Adjusted net income available to AAC Holdings, Inc. common stockholders	$4,124	$4,353	$7,433	$8,477	$11,061

Weighted-average shares outstanding - diluted	22,811,345	22,113,500	21,487,816	22,499,064	21,376,210

Adjusted diluted earnings per share	$0.18	$0.20	$0.35	$0.38	$0.52

Adjusted EBITDA, adjusted net income available to AAC Holdings, Inc. common stockholders, and adjusted diluted earnings per share (herein collectively referred to as "Non-GAAP Disclosures") are “non-GAAP financial measures” as defined under the rules and regulations promulgated by the U.S. Securities and Exchange Commission.  The Non-GAAP Disclosures should not be considered as measures of financial performance under U.S. generally accepted accounting principles ("GAAP").   The items excluded from the Non-GAAP Disclosures are significant components in understanding and assessing our financial performance and should not be considered as an alternative to net income or other financial statement items presented in the condensed consolidated financial statements.  Because the Non-GAAP Disclosures are not measures determined in accordance with GAAP, the Non-GAAP Disclosures may not be comparable to other similarly titled measures of other companies.

Management defines Adjusted EBITDA as net (loss) income adjusted for interest expense, depreciation and amortization expense, income tax (benefit) expense, stock-based compensation and related tax reimbursements, litigation settlement and California matter related expense, acquisition-related expense (which includes professional services for accounting, legal, valuation services and licensing expenses), de novo start-up expenses and facility closure operating losses and expense associated with the closing of The Academy and FitRx in the fourth quarter of 2015.

Management defines Adjusted Net Income Available to AAC Holdings, Inc. common stockholders as net income available to AAC Holdings, Inc. common stockholders adjusted for litigation settlement and California matter related expense, acquisition-related expense (which includes professional services for accounting, legal, valuation services and licensing expenses), de novo start-up expenses, facility closure operating losses and expense associated with The Academy and FitRx, redemption of BHR Series A Preferred Units, and the income tax effect of the non-GAAP adjustments at the then applicable effective tax rate.

Adjusted diluted earnings per share represents diluted earnings per share calculated using adjusted net income available to AAC Holdings, Inc. common stockholders as opposed to net income available to AAC Holdings, Inc. common stockholders.

With respect to our “2016 Outlook” above, the Company is omitting a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures because the Company is unable to provide such reconciliations without the use of unreasonable efforts. This inability results from the inherent difficulty in forecasting generally and quantifying certain projected amounts that are necessary for such reconciliations. In particular, sufficient information is not available to calculate certain adjustments required for such reconciliations, including California litigation expenses and acquisition-related expenses. We expect these adjustments to have a potentially significant impact on our future GAAP financial results.

(1) Balances shown represent recasted amounts as disclosed in the Company's Current Form 8-k as filed with the SEC on February 23, 2016.